Exhibit 99.1

Civista Bancshares, Inc. Declares Fourth Quarter Common Dividend

Sandusky, Ohio, October 28, 2022 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced today that the Board of Directors has approved a quarterly dividend of 14 cents per common share to shareholders of record November 8, 2022, payable November 22, 2022.

This dividend represents a payout of approximately $2.2 million. Based on the Civista’s closing stock price of common shares of $22.01 on October 26, 2022, the quarterly dividend produces an annualized yield of 2.54%.

About Civista Bancshares, Inc.:

Civista Bancshares, Inc. is a $3.2 billion financial holding company headquartered in Sandusky, Ohio. Civista’s banking subsidiary, Civista Bank, operates 43 locations in Northern, Northwestern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Civista Bancshares, Inc. may be accessed at www.civb.com. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission.

CONTACTS: Richard J. Dutton SVP, Operations, at rjdutton@civb.com or (419) 626-7351.

Source: Civista Bancshares, Inc.